Exhibit 99.2

Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	gayle.kantro@am.jll.com

Jones Lang LaSalle Renews Credit Facility to Reinforce Strong Financial Profile

Credit facility capacity increased to $1.2 billion; maturity extended to 2018

CHICAGO, October 7, 2013 – Jones Lang LaSalle Incorporated (NYSE:JLL) announced today that it has renewed and extended its bank credit facility (the “facility”) to further strengthen the firm’s operating flexibility. The borrowing capacity under the new facility has increased to $1.2 billion from $1.1 billion. As of June 30, 2013, the firm had $479 million in borrowings outstanding on the facility. The maturity has been extended to October 2018 from June 2016.

Pricing will range from LIBOR + 1.00% to LIBOR + 1.75% with initial pricing set at LIBOR + 1.25%. With a LIBOR rate of approximately 0.25%, the initial all-in pricing will be 1.50%, a 0.375% decrease from previous pricing. Certain other terms and conditions of the facility were amended to provide additional operating flexibility for the firm.

“We are very pleased to complete this renewed credit facility with the excellent support of the 19 lenders in our longstanding relationship bank group,” said Christie B. Kelly, Chief Financial Officer of Jones Lang LaSalle. “We are committed to maintaining our financial strength and proud of our investment-grade ratings. This transaction further bolsters our already healthy financial position with improved pricing, modestly higher capacity and an extended maturity.”

BMO Capital Markets and Bank of America Merrill Lynch were co-lead arrangers on the transaction.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE:JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. With annual revenue of $3.9 billion, Jones Lang LaSalle operates in 70 countries from more than 1,000 locations worldwide. On behalf of its clients, the firm provides management and real estate outsourcing services to a property portfolio of 2.6 billion square feet and completed $63 billion in sales, acquisitions and finance transactions in 2012. Its investment management business, LaSalle Investment Management, has $46.3 billion of real estate assets under management. For further information, visit www.jll.com.

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